UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2004

MANPOWER INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-10686	39-1672779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 North Ironwood Road Milwaukee, Wisconsin	53217
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414)  961-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On December 20, 2004 (the “Effective Date”), Manpower Inc. (the “Company”) entered into a Separation Agreement and General Release (the “Separation Agreement”) with Richard Pinola under which Mr. Pinola resigned his position as Chief Executive Officer of Right Management Consultants, Inc., a wholly owned subsidiary of the Company (“Right Management”) and retired from the Company.

Under the terms of the Separation Agreement, Mr. Pinola will serve as a consultant to the Company until February 18, 2005 at a rate of $45,833.33 per month and will receive a lump sum payment equal to $2,000,000.00.  In addition, Mr. Pinola will receive a full release of the noncompetition agreement contained in the Change of Control Agreement (as defined in Item 1.02 hereof), but not of the nondisclosure and nonsolicitation provisions contained in the Employment Agreement (as defined in Item 1.02 hereof).  Mr. Pinola’s obligation to hold shares of Company common stock with a value of $5,000,000.00 under the Employment Agreement was also released.

Mr. Pinola has agreed to consult with and provide reasonable assistance to the Company and Right Management with respect to any matters that relate to his responsibilities or position while employed by Right Management.  Mr. Pinola has also agreed to unconditionally release the Company from all claims and obligations, including claims relating to or arising out of the Employment Agreement and the Change of Control Agreement.  In addition, Mr. Pinola acknowledged and confirmed that the valuation of his benefit under Right Management’s Supplemental Executive Retirement Plan (the “SERP”) will be determined using his salary for the calendar years 2003, 2002 and 2001 and that his unvested Company stock options will lapse as of the Effective Date.

The Separation Agreement supersedes all prior agreements between the Company and Mr. Pinola concerning Mr. Pinola’s employment with the Company and Right Management, including the Employment Agreement and the Change of Control Agreement, except as described above.

The Separation Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02

Termination of a Material Definitive Agreement.

Effective December 20, 2004, the Employment Agreement (the “Employment Agreement”) and the Change of Control Agreement (the “Change of Control Agreement,” and together with the Employment Agreement, the “Agreements”), each dated as of December 10, 2003 and each between the Company and Mr. Pinola, were terminated in accordance with the terms of the Separation Agreement, as described in Item 1.01 hereof.

Under the Employment Agreement, Mr. Pinola received a base salary of $550,000 per annum and participated in both an annual and long term incentive plan.  At the effective time of the merger of Right Management with and into the Company (the “Merger”), Mr. Pinola received an option to purchase 150,000 shares of Company common stock at $48.24 per share.  The options were to vest over the four-year period following the Merger.  The Employment Agreement also provided Mr. Pinola with an enhanced retirement benefit under the SERP, under which a retirement benefit was provided to executives based on a percentage of their final compensation over the three year period preceding termination.  Mr. Pinola was entitled to a benefit of 50% of his average final compensation.  Under the Employment Agreement, if Mr. Pinola had remained employed until the third annual anniversary of the Merger, or if Mr. Pinola’s employment was terminated for any reason other than for “cause” or termination by Mr. Pinola without “good reason” before the third annual anniversary of the Merger, his benefit would have been calculated using his base salary in effect immediately prior to the Merger ($830,000) as the three year average.  Mr. Pinola was also required to own a number of shares of Company common stock with a value of $5,000,000.00 during a three-year period following the Merger, which would have terminated earlier under certain circumstances.  The Employment Agreement also contained nondisclosure and nonsolicitation provisions.

Under the Change of Control Agreement, if Mr. Pinola’s employment had been terminated without cause or if he terminated with good reason (both terms as defined in the Change of Control Agreement) during the eighteen months following the Merger, he would have been entitled to receive: (i) his base compensation, benefits and bonus earned through the date of termination; (ii) two times the sum of (x) one year of base compensation, plus (y) his highest incentive bonus during the prior three years; and (iii) other benefits as specified in the Change of Control Agreement.  After such eighteen month period, he would have been entitled to: (i) his base compensation, benefits and bonus earned through the date of termination; (ii) one year of base compensation, plus his highest incentive bonus during the prior three years, or two times this total amount if the termination had been in connection with a change of control; and (iii) other benefits as specified in the Change of Control Agreement.  For the first four years following the Merger, Mr. Pinola would have been entitled to a gross-up to cover any “golden parachute” tax triggered by an acceleration in the vesting of the options granted to him in connection with the Merger.  The Change of Control Agreement also contained a noncompetition provision.

Item 8.01

Other Events.

On December 20, 2004, the Company issued a press release announcing the resignation of Mr. Pinola from his position as Chief Executive Officer of Right Management.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Separation Agreement dated December 20, 2004

99.1	Press Release dated December 20, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2004	MANPOWER INC.

By: /s/ Jeffrey A. Joerres
Jeffrey A. Joerres
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement dated December 20, 2004

99.1	Press Release dated December 20, 2004